SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Upcoming proxy on Cash Reserves and U.S. Government Reserves Funds

Q. When will the shareholder meeting be held?

A. On December 13, 2000 at 10:00 a.m., at an office of Fidelity on 82 Devonshire Street, 5th floor, Boston, MA 02109.

Q. What is the record date for the determination of shareholders?

A. The close of business October 16, 2000 is the record date.

When will the proxy statement be mailed to shareholders?

On, or just after the record date of October 16.

Q. What are the proposals in the proxy?

1. To elect a Board of Trustees.

2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the funds.

3. To authorize the Trustees to adopt an amended and restated Trust Instrument.

4. To approve an amended management contract for Fidelity Cash Reserves.

5. To approve an amended management contract for Fidelity U.S. Government Reserves.

6. To eliminate a fundamental investment policy of Fidelity U.S. Government Reserves.

7. To amend Fidelity Cash Reserves' fundamental investment limitation concerning diversification.

8. To amend Fidelity U.S. Government Reserves' fundamental investment limitation concerning diversification.

9. To amend each fund's fundamental investment limitation concerning concentration.

10. To amend each fund's fundamental investment limitation concerning underwriting.

Q. Specifically, what do proposals #4 and #5 mean? Why are Fidelity Cash Reserves and Fidelity U.S. Government Reserves proposing amended management contracts?

A. The current management fee rate for each fund is based on three components: an Individual Fund Fee Rate, an Income-Based component, and a Group Fee Rate. The proposed management contract would 1) eliminate the Individual Fund Fee Rate, 2) revise the calculation of the Income-Based component, 3) reduce the Group Fee Rate if FMR's assets under management remain over $156 billion and 4) allow FMR and the trust, on behalf of the fund, to modify the Management Contract subject to the requirements of the Investment Company Act of 1940.

The structure of the income-based fee causes the current management fee rate to be highly sensitive to changes in the funds' yields. The proposed fee would be less sensitive to changes in the fund's yield than under the current contract. The proposed management fee would be higher than the current management fee when the fund's annualized gross yield is under 6.5% for Cash Reserves or 6.6% for U.S. Government Reserves, and lower than the management fee rate under the current contract when the fund's annualized gross yield is above those levels. For August 2000, Fidelity Cash Reserves' annualized gross yield was 6.74% and Fidelity U.S. Government Reserves' annualized gross yield was 6.64%.

Whether or not management fees would be higher or lower in the future under the proposed fee schedule depends on the future fund yields and assets under management by FMR.

Included in the text of the proposals are comparisons of the current and proposed fees for the one-year periods ended 11/30/99 (the most recent fiscal year) and 8/31/00. The comparisons show that management fees would have been higher under the proposed fee schedule for both funds based on gross yields for these time periods.

If the proposed contract is approved, FMR has voluntarily agreed to limit each fund's management fee to the lower of the amount that would be paid under the current or proposed contract for a period of six months following the effective date of the new contract.

The current and proposed annual management fee rates at various fund annualized gross yield levels (using the group fee rate for August 2000) are reflected in the following tables:

Cash Reserves

Fund Annualized Gross Yield	Current ContractA	Proposed Contract	Change
0%	0.1758%	0.1750%	-0.0008%
1%	0.1758%	0.1950%	0.0192%
2%	0.1758%	0.1950%	0.0192%
3%	0.1758%	0.1950%	0.0192%
4%	0.1758%	0.2150%	0.0392%
5%	0.1758%	0.2350%	0.0592%
6%	0.2358%	0.2550%	0.0192%
7%	0.2958%	0.2750%	-0.0208%
8%	0.3558%	0.2950%	-0.0608%
9%	0.4158%	0.3150%	-0.1008%
10%	0.4158%	0.3350%	-0.0808%
11%	0.4158%	0.3550%	-0.0608%
12%	0.4158%	0.3550%	-0.0608%
13%	0.4158%	0.3550%	-0.0608%
14%	0.4158%	0.3750%	-0.0408%
15%	0.4158%	0.3950%	-0.0208%

U.S. Government Reserves

Fund Annualized Gross Yield	Current ContractA	Proposed Contract	Change
0%	0.1707%	0.1750%	0.0043%
1%	0.1707%	0.1950%	0.0243%
2%	0.1707%	0.1950%	0.0243%
3%	0.1707%	0.1950%	0.0243%
4%	0.1707%	0.2150%	0.0443%
5%	0.1707%	0.2350%	0.0643%
6%	0.2307%	0.2550%	0.0243%
7%	0.2907%	0.2750%	-0.0157%
8%	0.3507%	0.2950%	-0.0557%
9%	0.4107%	0.3150%	-0.0957%
10%	0.4107%	0.3350%	-0.0757%
11%	0.4107%	0.3550%	-0.0557%
12%	0.4107%	0.3550%	-0.0557%
13%	0.4107%	0.3550%	-0.0557%
14%	0.4107%	0.3750%	-0.0357%
15%	0.4107%	0.3950%	-0.0157%

A: Not including the proposed reductions in the group fee rate, which have already been voluntarily implemented.